OMNIBUS ORDER PROCESSING AGREEMENT

This Omnibus Order Processing Agreement, including all Exhibits attached hereto (“Agreement”), is made as of December 12, 2017, among J.P. Morgan Securities LLC (“JPMS”), each registered investment company executing this Agreement (each, a “Fund Company”), on its own behalf and on behalf of each of its series or classes of shares listed on Exhibit A hereto (each, a “Fund”), and Northern Lights Distributors, LLC, a Nebraska limited liability company (“Principal Underwriter”).

WHEREAS, Principal Underwriter serves as the principal underwriter of the shares of beneficial interest (“Shares”) of each of the Funds;

WHEREAS, Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company and currently offers Shares of each of the Funds;

WHEREAS, JPMS desires to facilitate transactions in Shares of the Funds on behalf of JPMS’s customers (“Customers”), including without limitation, introducing financial intermediaries that may be affiliated or unaffiliated With JPMS (each, a “Financial Intermediary”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, and intending to be legally bound-hereby, the parties agree as follows:

1. Services. During the term of this Agreement, JPMS shall perform or cause to be performed the services set forth on Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties (the “Services”).

2. Compensation. In consideration of the Services performed pursuant to this Agreement, JPMS shall be entitled to receive such compensation as set forth in Exhibit C of this Agreement.

3. Operating Procedures. JPMS will open an omnibus account (the “Account”) with each Fund, through which JPMS, Fund Company and Principal Underwriter will perform their respective Services in accordance with the operating procedures set forth in Exhibit D hereto (“Operating Procedures”). The Account is more fully described in the Operating Procedures.

4. Representations, Warranties and Covenants of JPMS.

JPMS represents, warrants and covenants to Principal Underwriter and Fund Company that:

(a) it is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

(b)  it shall comply with all applicable federal and state laws, rules and regulations that are now or may become applicable to transactions contemplated in this Agreement;

(c)  it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); it shall comply with all applicable rules and regulations thereunder;

(d)  it is a broker-dealer properly registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(e)  it shall not, as principal, sell or purchase Shares at a price lower than the net asset value of the Fund (“NAV”) for the applicable trade date; and

(f) JPMS has policies and procedures that are reasonably designed to prevent or detect on a timely basis purchase, redemption or exchange orders (“Orders”) received after Market Close (as defined in Exhibit D) from being aggregated with Orders received before Market Close (“Internal Control Procedures”).

5. Representations, Warranties and Covenants of Principal Underwriter.

Principal Underwriter represents, warrants and covenants to JPMS that:

(a) it is a corporation, partnership or other entity, duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

(b) it shall comply with all applicable federal and state laws, rules and regulations that are now or may become applicable to the transactions contemplated in this Agreement;

(c)  it is a member in good standing of the FINRA; it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify JPMS in writing in the event such membership is suspended or terminated; and

(d) it is a broker-dealer properly registered under the 1934 Act.

6.  Representations, Warranties and Covenants of Fund Company

Fund Company represents, warrants and covenants to JPMS that:

(a)  the Shares are duly registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to applicable laws, rules and regulations;

(b)  there are no material misstatements in any Fund prospectus or statement of additional information (“SAI”) or omissions to state a material fact in order to make the statements made therein not misleading; and

(c)  all necessary legal and other actions have been taken to authorize JPMS and any Sub- Designee (as defined in Exhibit D) to receive Orders from Customers on behalf of the Funds for purposes of Rule 22C-1 under the 1940 Act by each Fund’s board of directors or board of trustees and, if required by applicable law, rule or regulation, that it will cause each Fund’s board of directors or board of trustees to take such necessary legal and other actions regarding the periodic review of such authorization.

7.  Compliance Responsibilities.

(a)  Fund Company is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by JPMS that was not published or provided to JPMS by or on behalf of Fund Company or any Affiliate (defined below) or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate), (ii) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by JPMS’s mailing agent), (iii) the registration or qualification of the Shares of each Fund under all applicable laws, rules and regulations, and (iv) the compliance by Fund Company and each Affiliate of Fund Company, as that term is defined below, with all applicable laws, rules and regulations (including the 1940 Act and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self- regulatory organization with jurisdiction over Fund Company or Affiliate or distribution of the Shares, except to the extent that the failure to so comply by Fund Company or any Affiliate is caused by JPMS’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Fund Company’s responsibilities under Sections 7.a.(i) to 7.a.(iv) include, but are not limited to, compliance of information published, distributed, or made available, and activities conducted through, the internet or any other electronic medium. For purposes of this Agreement, an “Affiliate” of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, corporation, or employee of such person, and (iii) if such person is an investment company, any investment advisor thereof or any member of the advisory board thereof.

(b)  In the event that the Account holds five percent (5%) or more of the outstanding Fund Shares, Fund Company will be responsible for requesting JPMS to confirm its status as shareholder of record and to confirm Whether any Customer beneficially owns five percent (5%) or more of the outstanding Fund Shares through its JPMS brokerage account. For this purpose, Fund Company shall indicate in its inquiry the number of Fund Shares that equal five percent (5%) of outstanding Fund Shares. JPMS shall promptly reply to any such inquiries.

(c)  JPMS is responsible for JPMS’s compliance with all applicable laws, rules and regulations governing JPMS’s obligations and duties under this Agreement, except to the extent that JPMS’s failure to comply with any law, rule or regulation is caused by Fund Company’s or Principal Underwriter’s breach of this Agreement, or its willful misconduct or negligence in the performance or failure to perform its obligations under this Agreement. Fund Company specifically acknowledges and agrees that (i) as of the effective date of this Agreement as to any Fund, as set forth on Exhibit A hereto (the “Effective Date”), no provision in the prospectus or statement of additional information of such Fund conflicts with JPMS’s obligations under this Agreement or imposes any obligation on JPMS not set forth in this Agreement, and (ii) after the Effective Date as to any Fund, Fund Company shall have the obligation to notify JPMS and seek amendment of this Agreement in the event that any prospective change in the prospectus or SAI of such Fund may cause such conflict or impose such new obligation upon JPMS. If the parties cannot reach agreement on amendment, then coincident with such change, JPMS will take either one of the following actions, in its sole discretion: (A) suspend purchases of Shares of such Fund until such time as the parties amend this Agreement, or (B) terminate this Agreement as to such Fund.

(d) JPMS is entitled to rely on any communications, instructions, or notices that it reasonably believes were provided to it by Fund Company, any Affiliate or their agents authorized to provide such communications, instructions, or notices to JPMS. Fund Company is entitled to rely on any communications, instructions, or notices it reasonably believes were provided to it by JPMS, or its agents authorized to provide such communications, instructions, or notices to Fund Company.

(e)  Except to the extent otherwise expressly provided in this Agreement, neither party assumes any responsibility hereunder, or will be liable to the other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

8.  Anti-Money Laundering. JPMS represents and warrants that it has implemented and maintains an anti-money laundering program and a customer identification program, which are designed to be compliant with applicable United States anti-money laundering laws and regulations (“AML Law”), including the USA PATRIOT Act of 2001. JPMS’s anti-money laundering program includes written policies, a designated compliance officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program. JPMS is also subject to the regulations administered by the U.S. Office of Foreign Assets Control (“OFAC”) and has policies and procedures designed to comply with the prohibitions and restrictions mandated by OFAC. Principal Underwriter represents that it has policies, procedures, and internal controls in place reasonably designed to ensure its compliance with the applicable provisions of AML Law and the prohibitions and restrictions mandated by OFAC.

9.  Use of Parties’ Names: No Publication of Terms.

(a)  No party to this Agreement shall make public the terms and conditions of this Agreement nor any discussions relating thereto without the consent of the other parties, which consent shall not be unreasonably withheld; provided, however, if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable and legally permissible, notify the other parties prior to such disclosure.

(b)  Fund Company authorizes JPMS to use the names or other identifying marks of Fund Company and Fund in any listing of funds offered by JPMS to its customers. Fund Company may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Fund Company’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Company or such Fund, or (ii) if any of the Funds cease to be available through JPMS; provided, however, that JPMS may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal.

10. Privacy & Confidentiality.

(a)  Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), disclosed by a party hereunder is for the specific purpose of permitting the other parties to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the G-L-B Act and that it will not disclose any Nonpublic Personal information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement.

(b)  Each party agrees to use commercially reasonable measures to preserve the confidentiality of any and all materials and information furnished by the other party in connection with this Agreement. The parties agree that the provisions of this section shall not apply to any information that is: (i) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (ii) known to the receiving party prior to disclosure by the disclosing party; (iii) lawfully disclosed to the receiving party by a third party not known to be under a separate duty of confidentiality with respect thereto to the disclosing party; (iv) otherwise publicly available through no fault or breach by the receiving party; or (v) is contained in any communication or marketing or disclosure document approved by the disclosing party. Notwithstanding the foregoing, nothing herein shall preclude a receiving party from making any disclosure of confidential information (i) as required by order or demand of a court or other governmental or regulatory body, including in connection with a regulatory exam or inquiry, or as otherwise required by applicable law; (ii) as may be required to be disclosed to a party’s attorneys, accountants, regulatory examiners or insurers as have a need to know the Confidential Information for legitimate business purposes; (iii) in connection with the defense of any claim against the receiving party or such person’s affiliates; or (iv) with the express prior written permission of the other party. This Section 10(b) shall survive for a period of one year following the termination of this Agreement.

(c)  Each party acknowledges that any breach of this Section 10 would result in immediate and irreparable harm for which monetary damages Would be inadequate. Accordingly, a party Will be entitled to equitable relief to remedy any threatened or actual breach of this Section 10 by the breaching party or parties, as well as such other relief as any court of competent jurisdiction deems appropriate.

11.  Limitations on Liability.

(a)  The parties to this Agreement shall not be liable for any error of judgment or mistake of law or for any loss that any other party to this Agreement suffers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence (as measured by industry standards) on the part of such party in the performance of its duties or its reckless disregard of its obligations and duties under this Agreement.

(b)  Except as expressly set forth in this Agreement, in no case shall any party to this Agreement be responsible for any incidental, consequential, indirect, exemplary, Special or punitive damages that they suffer in connection with the matters to which this Agreement relates, and all parties hereby irrevocably and unconditionally waive any right that they may have to claim and recover any such damages, even if they have informed the other parties of the possibility or Iikelihood of such damages.

(c)  In no case shall any party to this Agreement be responsible for any losses caused, directly or indirectly, by suspension of trading, wars, civil disturbances, terrorism, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, markets, clearance organizations or information providers, loss of data, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, exchange or self-regulatory organization laws, rules or actions, or any other causes beyond their control that may prevent or delay the performance of their respective obligations.

12. Indemnification.

(a) Subject to the limitations set forth in Section 11, JPMS shall indemnify and hold harmless Principal Underwriter and Fund Company and their respective affiliates, officers, directors, trustees, agents, employees and controlling persons (collectively, the “Principal Underwriter/Fund Indemnitees”) from and against any and all liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) to the extent such Losses result from the material breach by JPMS of any of the provisions of this Agreement.

(b) Subject to the limitations set forth in Section 11, Principal Underwriter and Fund Company shall Severally, but not jointly, indemnify and hold harmless JPMS and its affiliates, officers, directors, agents, employees and controlling persons (collectively, the “JPM Indemnitees”) from and against any and all Losses to the extent such Losses result from (i) the material breach by Principal Underwriter or Fund Company of any provision of this Agreement, or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s prospectus, SAI or other documents and materials supplied to JPMS by Principal Underwriter or Fund Company, Or any omission, or alleged omission, of a material fact required to be stated therein or necessary to make the statements therein riot misleading.

(c) If any action, suit, proceeding, or investigation (collectively, the “Action”) is initiated, or any claim or demand is made, against any JPM Indemnitee or a Principal Underwriter/Fund Indemnitee (as the case may be) (an “Indemnified Party) with respect to which such Indemnified Party may make a claim against the other party (“Indemnifying Party”) pursuant to this Section 12 then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party pursuant to this Section 12 except, in each case, to the extent that the Indemnifying Party is irrevocably prejudiced thereby. The indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (i) the Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim, or demand; (ii) the Indemnified Party will have the right to participate, at its own expense, in the defense of such action, suit, proceeding, investigation, claim or demand and will cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party will not settle such action, suit, proceeding, investigation, claim or demand if it imposes any liability or obligation on the Indemnified Party, requires the Indemnified Party to admit liability, or otherwise causes the Indemnified Party to suffer any adverse consequences, Without the prior written consent of the Indemnified Party. If the Indemnifying Party assumes the defense of any such action, the Indemnified Party shall bear the fees and expenses of any additional counsel that the Indemnified Party retains.

(d)  This Section 12 shall survive the termination of this Agreement.

13. Amendment.

(a)  This Agreement may be amended only by a Writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section 13.

(b)  Exhibit A may be amended unilaterally by Fund Company upon prior written notice to JPMS.

14. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement is not assignable or transferable by any party to this Agreement without the prior written consent of the other parties, except that each party may assign or transfer this Agreement to any Affiliate upon written notice to the other party. A change of control of a party shall not constitute an assignment of this Agreement.

15.  Effectivness and Termination

(a)  The effective date of this Agreement as to any Fund shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Fund on Exhibit A.

(b) This Agreement may be terminated as to any Fund by JPMS immediately upon written notice to Fund Company. This Agreement may be terminated as to any Fund by Fund Company or Principal Underwriter upon thirty (30) days’ written notice to JPMS.

(c)  Upon the termination date for any Fund, JPMS will no longer make the Fund Shares available for purchase by investors through JPMS. JPMS reserves the right to transfer the Fund Shares of Customers out of the Account. If JPMS continues to hold the Fund Shares on behalf of Customers in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such Shares.

16. Communications and Notice. Any notice required to be given pursuant to this Agreement shall be deemed duly given immediately when delivered by personal delivery, or three days after the date of mailing by registered or certified mail, postage pre-paid and return receipt requested, to the other parties at its address specified below:

All notices to JPMS shall be given or sent to its offices located at:

J.P. Morgan Securities LLC

4 Metrotech Center, 3rd floor

Mutual Fund Dept.

Brooklyn, NY 11245-0001

With a copy to the Legal Department at:

J.P. Morgan Securities LLC

4 New York Plaza, 21st Floor

New York, NY 10004

Attn: Legal Department

All communication to Principal Underwriter shall be sent to its offices at:

Northern Lights Distributors, LLC

Attn: Legal Department

17605 Wright Street

Omaha, NE 68130

All communication to Fund Company shall be sent to its offices at:

Tributary Funds

1620 Dodge Street, Stop 1089

Omaha, NE

17.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of choice of laws. In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the courts in the State of New York and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

18. Arbitration. If a dispute arises between the parties to this Agreement in any way relating to this Agreement that the parties are unable to resolve themselves, it shall be resolved through arbitration before and under, or in accordance with, the then existing FINRA Code of Arbitration Procedure for industry Disputes (the “FINRA Code”). Any arbitration shall be conducted in the city and state of the principal business location of the defendant. Each arbitrator shall be from the securities industry except as otherwise prohibited or required by the FINRA Code. The decision of the arbitrators shall be binding, and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

19. Role and Relationship of JPMS. The parties acknowledge and agree that any services provided by JPMS under this Agreement are administrative and related services only and are not the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act, as applicable. This Agreement also does not constitute JPMS a transfer agent or an agent of Fund Company, any Fund, or any of their Affiliates. In any transaction in Fund Shares under this Agreement (other than transactions for JPMS’s own account), JPMS acts solely as agent for Customers; provided, that JPMS shall be Fund Company’s limited agent for the purpose of receiving Orders from Customers. Nothing shall constitute JPMS as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with Fund Company or Principal Underwriter.

20. Audit Reports. Within ninety (90) days following the end of each full calendar year that elapses after the date when Fund Shares are transferred into the Account under this Agreement, JPMS shall provide Fund Company and Principal Underwriter with an annual report on internal controls prepared by an independent auditor pursuant to the Financial Intermediary Controls and Compliance Assessment (“FICCA”).

21. Miscellaneous.

(a)  The failure of any party to insist upon exercising any right under this Agreement in any instance or instances shall not to any extent preclude such party from asserting or relying upon such right in any other instance.

(b)  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

(c) The headings of the sections or other subdivisions of this Agreement are for convenience of reference only and shall not affect the meaning, construction, operation, or effect of the terms hereof or otherwise be considered in the interpretation of this Agreement.

(d)  Each party agrees that this Agreement represents the entire agreement among the parties concerning its subject matter as it relates to Orders processed for the Funds through the omnibus program described in this Agreement, and this Agreement shall not supersede any other agreement or arrangement (including any JPMS Cash and Liquidity Management (CALM) omnibus arrangements) among the parties as such relate to the Funds.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

J.P. Morgan Securities LLC

By	/s/ Mitchell Harris
Name:	Mitchell Harris
Title:	Managing Director
Date:	12/18/17

Tributary Funds, Inc.

By	/s/ Stephen Wade
Name:	Steve Wade
Title:	President
Date:	12/20/17

Northern Lights Distributors, LLC

By	/s/ Mike Nielsen
Name:	Mike Nielsen
Title:	Chief Compliance Officer
Date:	12/20/2017

EXHIBIT A

TO THE OMNIBUS ORDER PROCESSING AGREEMENT

LIST OF ALL PARTICIPATING FUNDS

Each Fund Company executing this Agreement, and each of its Series or classes of Shares, including those series or classes created or launched subsequent to the effective date of this Agreement, are covered by the terms and conditions of this Agreement.

EXHIBIT B
TO THE OMNIBUS ORDER PROCESSING AGREEMENT

SERVICES

Pursuant to the Agreement by and among the parties hereto, JPMS shall perform, or cause to be performed, the following Services:

1. Aggregate and transmit to the Funds various Orders on behalf of Customers.

2. Maintain separate records for each Customer with respect to each of the Funds held by such Customer, which records shall reflect Shares purchased, redeemed, and exchanged, including the date and price and charges assessed for all transactions Share, balances and Share lot histories (as described in Exhibit D).

3. Prepare and transmit to Customers confirmations of all transactions in Shares, as required by law.

4. Prepare and transmit to Customers periodic account statements as required by law, showing the total number of Shares owned as of the statement closing date, purchases and redemptions of Shares during the period covered by the statement, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares).

5. Forward or have forwarded to Customers (i) Fund prospectuses, proxy materials, reports and other information supplied by Funds or their designee and required to be sent to shareholders under the federal securities laws, and (ii) upon request of the Funds or their designee, Fund communications deemed by the Fund, through its Board of Directors or similar governing body, to be material to shareholders of the Fund.

6. Withhold and remit taxes on dividends arid distributions and, prepare, file or transmit all reports and returns, in each case as required by U.S. law with respect to each Customer account.

7. Calculate the correct sales charges (including front-end or contingent deferred sales charge (“CDSC”)) and/or redemption fee (if any) for each individual shareholder and forward applicable CDSC charges and redemption fees to the Funds or their designee.

8. Provide to the Funds monthly CDSC reports with respect to any affected class of Shares held by Customers. CDSC reports and associated funding of CDSC fees will be provided to the Funds no later than five (5) Business Days after the end of each Calendar month.

9. Provide each Fund with information, on a daily basis, regarding Customer Share purchases by state or jurisdiction of Customer’s mailing address. For such reporting, all Army Post Office (APO), Fleet Post Office (FPO) and Diplomatic Post Office (DPO) mailing addresses will be treated as U.S. addresses.

10. Calculate, trail commissions and invoice the Funds or their designee on a monthly basis.

11. Provide the following reports, to be transmitted to the Funds or their designee in a secure method and format to be mutually agreed upon by the parties.

a)   Monthly Position Report; and

b)   Daily Transaction Activity Report indicating the JPMS branch and for each Share transaction, among any other information agreed upon by the parties to this Agreement (e.g., the dollar amount, number of Shares and transaction type).

12. Perform the services applicable to JPMS set forth in Exhibit D hereto.

13. Provide, or cause to be provided, some or all of the following shareholder services to Customers: (i) answering Customer inquiries (through electronic and other means) regarding Fund status and history, Share prices, dividend amounts and payment dates, and the manner in which purchases, redemptions and exchanges of Shares may be effected; (ii) providing Customers with information through electronic means; (iii) assisting Customers in designating and changing dividend options, account designations and addresses; (iv) verifying Customers requests for changes to account information; and (v) handling correspondence from Customers about their accounts.

EXHIBIT C

TO THE OMNIBUS ORDER PROCESSING AGREEMENT
COMPENSATION

In consideration of the Services performed pursuant to this Agreement, JPMS shall be entitled to receive the following compensation:

15 basis points annually on average daily value of assets

Fees shall be computed monthly by JPMS and paid by Fund Company, in arrears by electronic transfer, within 30 days after receipt by Fund Company of an invoice from JPMS. JPMS reserves the right to charge interest at the Prime Rate as published in The Wall Street Journal on any outstanding balance due beyond the 30-day grace period.

EXHIBIT D

TO THE OMNIBUS ORDER PROCESSING AGREEMENT

OPERATING PROCEDURES

1. The Account.

a.  Registration. JPMS will open an Account with each Fund. The Account shall be registered:

J.P. Morgan Securities LLC

Special Custody Account for the Exclusive Benefit of Customers

Attention: Mutual Funds

b.  The Account will be set up for the reinvestment of capital gains and dividend distributions and without tax withholding, unless otherwise specified by JPMS in writing.

c. Possession and Control. The parties acknowledge that the Account is an omnibus account in JPMS’s name with shares held by any number of beneficial owners. The parties agree that all Fund shares held by JPMS on behalf of Customers shall be carried in a custody account for the exclusive benefit of Customers and shall not be subject to any right, charge, security interest, lien or other claim against JPMS or Customers in favor of the Funds or Fund Company, or any other person claiming through the Funds or Fund Company.

d.  Closure of Account. The Account shall be kept open on the Fund’s books regardless of a lack of activity or small position size, except to the extent that JPMS takes specific action to close the Account or otherwise provides its written consent to such closure.

e.  Additional Accounts. JPMS has the right to open additional Accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of Customers. In the event that it is necessary for JPMS to open an account with a Fund for the payment of distributions in cash, the term “Account” shall mean both (i) the account for the reinvestment of capital gains and dividend distributions and (ii) the account for the payment of distributions in cash. Fund Company agrees that it will not establish additional accounts for JPMS nor add JPMS as a broker-dealer of record to an account without JPMS’s prior written instruction.

f.   Reservation of Right to Move Shares. JPMS reserves the right to issue instructions to each Fund to move shares from one Account opened by JPMS to another Account Opened by JPMS.

g.  Reconciliation.

(i)  JPMS will verify, on a next-business-day basis, purchase and redemption orders for Fund shares placed for the Account with each Fund. All activity in the Account must be reflected. Therefore, any “as of” activity must be shown with its corresponding “as of” date.

(ii) The Fund will provide to JPMS full daily activity detail and, at a minimum, weekly account positions via the National Securities. Clearing Corporation (“NSCC”), unless otherwise mutually agreed upon by the parties.

(iii) The parties agree to notify each other and correct any error in the Account with any Fund upon discovery. If an error is not corrected on the day discovered, each party agrees to cooperate with the other parties on a best efforts basis to avoid the error from hindering any routine daily operational activity.

2.  Authorization to Receive Orders on Fund’s Behalf.

a. Authorization as Limited Agent. Fund Company hereby designates JPMS as a limited agent of the Fund in connection with receiving Orders from Customers on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such Customer will receive the share price next computed by the Fund after the time at which such Customer places its Order with JPMS.

b. Authorization of Sub-Designees. Fund Company further agrees that JPMS may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Sub-Designees”), to receive Orders from Customers on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such Customer will receive the share price next computed by the Fund after the time at which such Customer places its Order with Sub-Designee. JPMS shall be liable to Fund Company and the Funds for compliance with the terms of this Section 2.b. to the same extent as if JPMS itself had acted or failed to act instead of the Sub-Designee.

3. NSCC.

a. In General. Unless otherwise agreed to by the parties, each Account maintained at NSCC will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

b. NSCC Covenants. JPMS and Fund Company agree (i) to perform any and all duties, functions, procedures, and responsibilities assigned to them by NSCC rules, procedures, or other requirements relating to Fund/SERV (“NSCC Fund /SERV”), Defined Contribution Clearance and Settlement (“DCC&S”), Networking (“Networking”), and the NSCC’s Mutual Fund Profile Service (“MFPS”), as applicable, in accordance with best practices and industry standards; (ii) to maintain facilities, equipment, and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through Fund/SERV, Networking, DCC&S, and MFPS will be in the format prescribed by the NSCC.

c. Fund/SERV and DCC&S Transactions. On each day on which New York Stock Exchange is open (“Business Day”), Fund Company agrees (i) to accept and effect changed in its records upon receipt of purchase, redemption and registration instructions from JPMS electronically through Fund/SERV and DCC&S; (ii) to process any instructions received from JPMS through Fund/SERV and DCC&S in a timely manner; and (iii) to use reasonable efforts to confirm or reject any Fund purchase or redemption Order on the same day such Order is received from JPMS through Fund/SERV and DCC&S, but in any event no later than the next opening of the New York Stock Exchange (“Market Open”), or to notify JPMS prior to Market Open of any event, such as a systems failure of Fund Company or the NSCC, that would prohibit Fund Company from confirming or rejecting such Order. Fund Company acknowledges and agrees that its confirmation of any Fund purchase or redemption Order received from JPMS through Fund/SERV or DCC&S will be an acceptance of such Order, and that such acceptance may be revoked only upon JPMS’s receipt of a revocation of acceptance prior to Market Open. If Fund Company does not confirm or reject an Order prior to Market Open or notify JPMS as provided in this Section prior to Market Open, such Order will be deemed confirmed and accepted by Fund Company immediately after Market Open.

d. Networking. For each Account established and/or maintained pursuant to Networking, Fund Company shall accept and effect changes in its records upon receipt of instructions, communications and actions from JPMS electronically through Networking without supporting documentation from JPMS or the beneficial owners of Fund shares. Fund Company shall be responsible for processing any such instructions, communications or actions from JPMS and for executing the instructions of JPMS in a timely manner.

e. NSCC’s Mutual Fund Profile Service. Fund Company shall provide JPMS with mutual fund information for each Fund in a timely manner through MFPS. “Mutual fund information” shall be as prescribed by the MFPS and shall include, but not be limited to, as applicable: sales charge, breakpoint qualification, discount linkage, waiver, redemption fee information, broker’s commission or concession, 12b-1 Plan fee and the rules governing each; the daily net asset value and, if applicable, public offering price of Fund shares; Blue Sky qualification information; dividend and distribution information; and merger and

Fund closing information. Subject to Section 3(f) below, JPMS shall be entitled to rely on any mutual fund information provided through MFPS, even if such mutual fund information conflicts with any verbal or other written information provided by Fund Company and/or Principal Underwriter under this Agreement.

f. Fund Transfer Agent Data. JPMS has contracted with certain mutual fund transfer agent(s) (“TA Provider”) to provide certain “mutual fund information,” including, but not limited to, as applicable, sales charges, breakpoint qualification, discount linkage, waiver, redemption fee information, broker’s commission or concession, 12b-1 Plan fee and the rules governing each; the daily NAV and, if applicable, public offering price of Fund shares; Blue Sky qualification information; frequent trading provisions; dividend and distribution information; and merger and Fund closing information. Notwithstanding anything to the contrary contained herein, to the extend a TA Provider serves as the transfer agent for one or more Funds, then, with respect to such Funds, JPMS shall be entitled to rely on any mutual fund information provided by such TA Provider, even if such mutual fund information conflicts with any verbal or other written information provided by the Fund or Fund Company, their agents or MFPS.

4. Trade Processing.

a. Transmission of Orders and Plan Orders. JPMS will transmit Orders to Fund Company via NSCC in a Fund/SERV file format, except as stated below. JPMS agrees that:

(i)  Orders Transmitted Through NSCC’s Fund/SERV. Except as set forth in Sections 4.a.(ii) and 4.b.(i) below, (1) Orders received by JPMS or a Sub-Desingnee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) on any Business Day (“Day 1”) (such Orders are referred to herein as “Day 1 Trades”) will be transmitted by JPMS to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on Day 1 (JPMS will notify Fund Company of the need for exception processing under Section 4.b. by 8:00 p.m. Eastern Time on Day 1); and (2) Orders received by JPMS or a Sub-Designee after Market Close on Day 1 (such Orders are referred to herein as “Day 2 Trades”) will either be rejected by JPMS and required to be reentered by the Customer the following Business Day or will be transmitted by JPMS to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on the next Business Day (“Day 2”) (JPMS will notify Fund Company by 8:00 p.m. Eastern Time on Day 2 in the event of the need for exception processing under Section 4.b.).

(ii) Orders Transmitted Outside NCCC’s Fund/SERV. If transmittal of Orders through NSCC in a Fund/SERV file format is not operationally feasible for a Fund in accordance with these Operating Procedures, and except as set forth in Section 4.b. (i) below, (1) Orders received by JPMS or a Sub-Designee prior to Market Close on Day 1 will be transmitted by JPMS to the Fund by other means by 8:00 p.m. Eastern Time on Day 1 (also “Day 1 Trades”); and (2) Orders received by JPMS or Sub-Designees after Market Close on Day 1 will be transmitted by JPMS to the Fund by other means by 8:00 p.m. Eastern Time on Day 2 (also “Day 2 Trades”).

(iii) JPMS will only transmit purchase orders for Shares of a Fund on behalf of a Customer whose account address is in a state or other jurisdiction in which Fund Company has advised JPMS via MFPS (or as provided by the TA Provider, if applicable) that, under applicable law, such Fund’s Shares are either qualified for sale or exempt from such qualification, provided that, for purposes of this limitation, APOs, FPOs and DPOs shall be deemed to be U.S. addresses. Fund Company shall advise JPMS via MFPS (or as provided by the TA Provider, if applicable) immediately (i) if any such qualification of Shares is terminated, (ii) if any such exemption is no longer applicable, or (iii) if it wishes JPMS not to place purchase orders for a Fund on behalf of Customers whose account mailing addresses are in a particular state or other jurisdiction.

(iv) JPMS will, upon request, (i) furnish Fund Company with monthly written statements of the number of Shares of each Fund purchased on behalf of Customers whose account mailing addresses are in one or more states or other jurisdictions indicated by Fund Company or (ii) on a daily basis, transmit to an electronic database provider with whom JPMS has established effective systems interfaces information regarding the number of Shares of each Fund purchased on behalf of Customers in each state for retrieval by Fund Company. Fund Company shall be responsible for all reasonable fees and other reasonable charges of such database provider in connection with JPMS’s transmission of such information to and Fund Company’s retrieval of such information from such database provider.

b. Transmission Exceptions. Notwithstanding Sections 4.a.(i) through (ii) above, Fund Company agrees that:

(i) Next Day Transmittal of Orders. If JPMS is prevented from transmitting Day 1 Trades to Fund Company through NSCC’s Fund/SERV or outside of NSCC’s Fund/SERV on Day 1 due to unforeseen circumstances (such as computer system failures experienced by JPMS or the NSCC, natural catastrophes, or other emergencies), provided that JPMS notifies Fund Company of such contingency prior to Market Open on Day 2, JPMS may:

(1)	transmit such Day 1 Trades to the Fund through NSCC in a Fund/SERV file format prior to 8:00 p.m. Eastern Time on Day 2, provided further that JPMS notifies Fund Company of the Day 1 Trade information prior to Market Open on Day 2; or

(2)	transmit such Day 1 Trades through means other than NSCC’s Fund/SERV prior to Market Open on Day 2 or such other mutually agreed upon time.

(ii) Rejected Trades Remediated. In the event that Fund Company or NSCC rejects a Day 1 Trade transmitted via NSCC in a Fund/SERV file format (or the Fund notifies JPMS pursuant to Section 3.c.(iii) above that it would have rejected the Day 1 Trade had there not been systems error), and the parties agree that such rejection can be remediated by JPMS, JPMS may follow the procedures for transmitting Orders set forth in Sections 4.b.(i)(1) or (2) above for Day 1 Trades.

(iii) Stop Orders. Fund Company shall promptly notify JPMS of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or jurisdiction.

5. Fund’s Pricing of Orders.

a. Pricing Information. On every Business Day, Fund Company will provide to JPMS prior to 6:00 p.m., Eastern Time, each Fund’s closing NAV and public offering price (if applicable) for that day and/or notification of no price for that day. Fund Company shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g., natural disasters, etc.).

b. Pricing of Orders. If timely transmitted by JPMS in accordance with Section 4.a. above for regular processing, or in accordance with Section 4.b. above for exception processing upon notification, Fund Company agrees that (a) Day 1 Trades will be effected at the NAV of each Fund’s shares calculated as of Market Close on Day 1, and (b) Day 2 Trades will be effected at the NAV calculated as of Market Close on Day 2. Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, settlement and effecting distributions.

6. Order Settlement and Redemption Fees.

a. Settlement Date. For Orders transmitted via Fund/SERV, JPMS and Fund Company shall settle Day 1 Trades on Day 2, and shall settle Day 2 Trades, including Day 1 Trades rejected and subsequently remediated prior to Market Open on Day 2 pursuant to Section 4.b.(ii) hereof, on Day 3 (each, respectively, a “Settlement Date”).

b. Method of Settlement.

(i)  All Orders transmitted by JPMS through NSCC to an Account, at JPMS’s sole discretion, shall be settled by JPMS and Fund Company either outside of the NSCC’s money settlement process or through the NSCC’s money settlement process on the appropriate Settlement Date.

(ii) All Orders transmitted by JPMS outside of NSCC shall be settled by JPMS and Fund Company outside of NSCC on the appropriate Settlement Date.

(iii) Any commission or concession due JPMS on a purchase Order in an Account shall settle net with the Order. Any CDSC or short-term redemption fee under Section 6.f. due to a Fund on a redemption Order in a Account shall be remitted by JPMS to the Fund on no less than a monthly basis in a manner mutually agreed upon by the parties.

c.  Wire Settlement. With respect to settlement outside NSCC’s money settlement process,

(i)  As to all purchase Orders for a Fund placed by JPMS on a given trade date for an Account, JPMS will transmit the purchase price to the Fund less any concessions or commissions due JPMS by wire transfer on the appropriate Settlement Date;

(ii) As to all redemption Orders for a Fund placed by JPMS on a given trade date in an Account, Fund Company will cause each such Fund to send to the aggregate proceeds of the redemption Orders by wire transfer on the appropriate Settlement Date. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes; In the event that a Fund cannot verify redemption proceeds in an Account, Fund Company agrees to settle trades and forward redemption proceeds in accordance with these Operating Procedures based on information provided by JPMS. Any assessed CDSGs and short-term redemption fees under Section 6.f. shall be remitted to the Fund on a no less than monthly basis in a manner mutually agreed upon by the parties;

(iii) Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, Fund Company shall, on the day the wire is sent, notify JPMS of such entries, and

(iv) The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds “opened” rate.

d. Notification of Extended Settlement. Should a Fund need to extend settlement on an aggregate trade, Fund Company must notify JPMS by 6:00 p.m. Eastern Time on trade date to discuss the extension. For purposes of determining the length of settlement on an aggregate trade, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through a Financial Intermediary.

e. Interest on Late Settlement. If Fund Company does not settle redemption orders on Settlement Date and has not contacted JPMS by 6:00 p.m. Eastern Time on trade date to discuss such extension of settlement (even if such extension is due to a systems problem unknown on trade date), then JPMS may, at its option, charge interest on the amount of the redemption proceeds due to it at the Federal Funds “opened” rate.

Upon notice to Fund Company, on any subsequent Settlement Date and for so long as such redemption proceeds are due to it, JPMS may settle purchase orders and redemption orders net of each other for such Fund and/or JPMS may net any redemption proceeds still due to it against any net or gross purchase amount due from JPMS to such Fund.

f. Redemption Fees.

(i)  For any Fund that imposes a redemption fee, JPMS shall be entitled to rely on information provided by Fund Company via MFPS as to the requirements for imposing such fee. Fund Company will provided such information via MFPS (A) prior to the Effective Date for such Fund, and (B) at least forty-five (45) Business Days prior to any new redemption fee or any change in an existing redemption fee.

(ii) JPMS agrees to impose on Customers any redemption fee for which Fund Company has provided redemption fee Information pursuant to Section 6.f.(i) above.

(iii) Any redemption fee imposed on a Customer pursuant to the terms of Section 6.f.(i) and (ii) will be settled at least monthly in a manner determined by JPMS.

(iv) In the event that Fund Company cannot agree to JPMS’s operational terms and conditions as to a new or changed redemption fee pursuant to Section 6.f.(i)(B) above due to operational incompatibility or any other reason, then coincident with such new or changed redemption fee, JPMS will take either one of the following actions in its sole discretion: (A) suspend purchases of shares of such Fund until such time as Fund Company can agree to JPMS’s operational terms and conditions, or (B) terminate this Agreement as to such Fund.

7. Distributions.

a. Daily Dividend Funds. For each Fund that pays daily dividends, JPMS shall accrue dividends commencing on purchase settlement date and terminating on redemption trade date or, in the alternative, shall use a method of accrual mutually agreed upon by the parties. For each Fund that pays daily dividends, Fund Company shall provide to JPMS on a daily basis the following record date information via MFPS (or as provided by the TA Provider, if applicable) or other mutually agreed upon means: daily rate, cumulative daily rate for the period, account share balance, account accrual dividend amount (for that day), weekend and holiday accrual methodology, account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

b. Payment Information Required. For each Account, Fund Company shall provide the following Fund distribution and dividend information through MFPS or as otherwise mutually agreed: (i) the record date, ex-dividend date, and payable date with respect to the Fund as soon as practicable after it is announced, but no later than three (3) Business Days prior to record date, (ii) the record date share balance in the Account and the distribution rate per share on the first Business Day after record date, and (iii) the distribution rate and distribution type by 3:00 p.m., Eastern Time, on ex-dividend date; and (iv) reinvest price per share as soon as reasonably practicable after the Fund determines its NAV, but in any event no later than 7:00 p.m., Eastern Time, or the ex-dividend date (unless another time is agreed to in writing by the parties). Other distribution information required by JPMS from time to time for payment of distributions to Customers shall be provided by Fund Company on such dates as are agreed upon between JPMS and Fund Company, but no later than payable date.

c. Reinvest Account. For each Account designated for the reinvestment of distributions and dividends, and for purposes of effecting cash distributions and dividends through such Account for Customers who have elected through JPMS to receive their capital gains distributions and/or dividends in cash, prior to Market Open, or the next Business Day following receipt of the reinvest price per share (R+1), JPMS shall give notification to Fund Company, in a manner agreed to by the parties, of the aggregate number of Fund shares that resulted from reinvestment of distributions or dividends for Customers who had elected to receive distributions and dividends in cash. Fund Company shall make an adjusting reconciling transaction to void the purchase of such number of shares at the reinvest price per share. JPMS shall use the proceeds from such adjusting reconciling transaction to pay the distribution or dividend in cash to Customers who have elected to receive distributions or dividends in cash. Processing and settlement of any adjusting reconciling transaction shall be by one of the following methods, at JPMS’s sole discretion:

(i) If JPMS submits such adjusting reconciling transaction through NSCC on R+1, Fund Company or Fund shall pay the proceeds from such adjusting reconciling transaction no later than R+1 if JPMS submits through Fund/SERV; or

(ii) If JPMS submits such adjusting reconciling transaction on R+1 outside of NSCC, Fund Company or Fund shall wire the proceeds resulting from such adjusting reconciling transaction to the designated JPMS bank account on the same Business Day (R+1).

d. Cash Account. For any Account designated for the payment of distributions and dividends in cash, Fund Company shall either, at JPMS’s sole discretion and upon JPMS’s direction, (i) pay to JPMS through the NSCC’s money settlement process no later than R+2 the full, amount of such capital gains distributions and/or dividends, or (ii) wire to the designated JPMS bank account the full amount of such capital gains distributions and/or dividends on R+1.

e. Interest on Late Settlement of Distributions. If Fund Company has not paid to JPMS the cash proceeds of the adjusting reconciling transaction required in a reinvest Account under Section 7.c. or the cash proceeds required in a cash Account under Section 7.d., either through the NSCC’s money settlement process on R+1 or, at JPMS’s direction, by wire transfer outside of the NSCC’s money settlement process on R+1 (each a “Due Date”), then Fund Company shall pay interest, if charged by JPMS, on the amount of any cash proceeds outstanding on or after the Due Date at the Federal Funds “opened” rate.

8.	Transfer of Accounts.

a. No Unauthorized Accounts. Fund Company shall process all transfer and liquidation requests into the appropriate Accounts as set forth below. At no time shall any Fund establish any separate account registered to JPMS for the benefit of an individual shareholder or in an individual shareholder’s name with JPMS designated as the broker-dealer of record. In the event any such unauthorized account is mistakenly opened, JPMS reserves the right to instruct the Fund to move Fund shares to the Account, and Fund Company agrees to take any actions that JPMS reasonably requests in connection with such account, including, but not limited to, correcting the registration or otherwise closing such accounts. Fund Company further agrees that it shall provide notification to JPMS prior to effecting transfers of shares into the Account(s), and shall not effect transfers of shares out of the Account(s) without JPMS’s instruction, as provided in this Section 8.

b. ACATS-Fund/SERV Service. The parties agree to participate in the NSCC’s Automated Customer Account Transfer Services (“ACATS”)-Fund/SERV service. Fund Company shall process transfers between accounts held by other street name brokers or banks and the Account for a Fund through the NSCC’s ACATS-Fund/SERV service immediately upon receipt of instructions from JPMS. To the extent JPMS and Fund Company participate in the NSCC’s ACATS-Fund/SERV service with regard to direct accounts, Fund Company shall process transfers related to a Fund between Fund Company’s direct account and the Account for a Fund through the NSCC’s ACATS-Fund/SERV service immediately upon receipt of instructions from JPMS.

c. Non-ACATS-Fund/SERV Transfers. For the purpose of expediting transfers that must be processed outside of NSCC’s ACAT-Fund/SERV service, Fund Company agrees to transfer shares between accounts held directly with the Fund or by other, street name brokers and the Account for a Fund by (i) accepting change of dealer maintenance or transaction instruction through Networking, or (ii) if Networking is not available, by accepting by facsimile transmission, or other secure electronic transmission as agreed by the parties, a summary sheet of information indicating the customers’ names, account numbers, the Fund affected, and the number of shares to be re-registered or liquidated (“Summary Sheet”).

d. Confirmation of Transfers. Fund Company must confirm, to JPMS the completion of each transfer on the day it occurs. The confirming information shall include the number of shares, date (“as of” date if unavoidable delay), transaction date, control number, account number of the customer and the Account, registration, accrued dividends and account type (i.e., IRA, 401(k), etc.), and such other information as reasonably requested by JPMS.

e. Settlement of Liquidation Transfers. Fund Company agrees to settle proceeds resulting from liquidation transfers with JPMS as set forth in Section 6 above.

f. Trailing Dividends. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund is responsible for monitoring all completed full transfers for “trailing” dividends. Should a “trailing” dividend appear in an account, a Fund shall send such dividend to JPMS within five (5) Business Days, along with a specific written notification thereof. Notification shall include details of the dividend and shareholder, including the shareholder’s social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

g. Signature Guarantee. JPMS represents and warrants that for each transfer and liquidation transfer it initiates pursuant to Sections 8.b. and 8.c. above, it or the intermediary for which it clears transactions holds each underlying instruction for re-registration or liquidation signed by its customer, and that its customer’s signature on such instruction is signature guaranteed by JPMS or the intermediary for which JPMS clears transactions, as applicable, pursuant to the Securities Transfer Agents Medallion Program. (“STAMP”). JPMS, or, if applicable, the underlying intermediary, will retain these documents for the period required by any applicable law, rule, or regulation.

h. Qualified Custodian Status.  JPMS represents and warrants that it is qualified as a custodian to accept in the Accounts shares from Fund IRA, Keogh or 401(k) accounts.

i.  Share Certificates. If Customers submit share certificates for transfer into their JPMS brokerage accounts, JPMS will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon JPMS’s request, Fund Company agrees to provide the status of said certificates and book share balances.

j.  Share Lot Histories, LOIs, and ROAs. Fund Company and Principal Underwriter agree to supply to JPMS upon transfer of shares into an Account, and JPMS agrees to supply to Fund Company and/or Principal Underwriter upon transfer out of an Account, as soon as reasonably practicable, but in no event later than forty-five (45) days after confirmation of transfer under 8.d. hereto, all shareholder history of specific purchases, redemptions (including exchanges) and reinvestments for CDSC, 12b-1, or other age dependent fees, and all letters of intent and all linkages for rights of accumulation for such transferred shares (collectively, “Share History”) in a manner mutually agreed upon by the parties from time to time. Each of the parties may treat the Share History received as complete after such period and, in the case of a contingency or holding period for CDSC, 12b-1 Plan, or other age dependent fees for which no Share History has been received, treat such contingency period or holding period as having lapsed and act accordingly, including, by way of example and not limitation, by converting shares of a CDSC Fund under Section 9.e. of these Operating Procedures.

9.	General.

a.	Record Maintenance.

(i) JPMS maintains records (or such records are maintained by a Financial Intermediary) for each Customer who holds Fund shares through an Account, which records include:

(1)	Number of shares;

(2)	Date, price, and amount of purchases and redemptions (including dividend reinvestments), and date and amounts of dividends paid for at least the current year to date;

(3)	Name and address of each of its customers, including zip codes and social security numbers or taxpayer identification numbers;

(4)	Records of distributions and dividend payments;

(5)	Any CDSC’s applicable to the shares, and documentary verification of the basis for any CDSC waiver;

(6)	Any asset based sales charges paid on the shares;

(7)	Any letters of intent and rights of accumulation with respect to the Shares

(8)	Any transfers of shares; and

(9)	Overall control records.

(ii) Orders will not be aggregated for purposes of calculating applicable asset-based sales charges or any applicable breakpoints, and such charges and breakpoints will be calculated for each individual Account maintained by JPMS.

(iii) JPMS posts transactions in Fund shares to Customers’ accounts maintained on the books of JPMS.

b.	Shareholder Communication.

(i)  Fund Company shall arrange with JPMS, or a mailing agent designated or approved by JPMS, for the distribution of the materials listed below to all Customers who hold Fund shares, which distribution shall be so arranged by Fund Company as to occur promptly following the effective date of the materials:

(1)	All proxy or information statements (or proxy/prospectuses on Form N-14) prepared for circulation to shareholders of record of such Fund;

(2)	Annual reports;
(3)	Semi-annual reports;

(4)	Quarterly reports (if applicable); and

(5)	All updated prospectuses, supplements, and amendments thereto,

Fund Company shall be responsible for providing the foregoing materials. Fund Company shall also be responsible for JPMS’s or the mailing agent’s fees and costs in connection with the distribution of such materials as well as for timely distribution, except that JPMS shall be responsible for JPMS’s or the mailing agent’s fees and costs related to a distribution of any such materials that is not initiated by Fund Company or its agents and is initiated by JPMS, its agents or a Customer. Fund Company agrees to have JPMS or the mailing agent consolidate mailings of material to shareholders of more than one Fund if the material to be mailed is identical for all such Funds.

(ii) In addition to the materials listed above, Fund Company agrees to provide to JPMS directly, or to a mailing agent designated or approved by JPMS, all prospectuses, SAIs and supplements and amendments thereto, and annual and other periodic reports for each Fund in amounts reasonably requested by JPMS, or the mailing agent, for distribution to its Customers. Fund Company is obligated to supply these materials to JPMS in a timely manner so as to allow JPMS, at its own expense, to send current prospectuses and SAIs and periodic reports, promptly following their effective dates, to customers and prospective customers requesting them through JPMS. JPMS will also send a current Fund prospectus with purchase trade confirmations for the initial purchase of a Fund. Promptly following any change to a Fund’s prospectus, Fund Company shall supply updated prospectuses to JPMS.

(iii) Fund Company shall ensure that the prospectus of each Fund discloses that the purchase or sale of Fund shares through intermediaries may be subject to transaction fees or other different or additional fees, and that the prospectus or SAI includes such other disclosures related to the payment to be made by Fund Company or Principal Underwriter under this Agreement as may be required by applicable laws, rules, and regulations. Fund Company shall also ensure that either prospectus or the SAI of each of its Funds discloses that:

(1)	the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;

(2)	such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund’s behalf;

(3)	the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker’s authorized designee, receives the Order; and

(4)	Orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker or the broker’s authorized designee.

(iv) JPMS delivers statements to its customers at least as frequently as required by law.

(v) With respect to Fund shares purchased by Customers, JPMS or Financial Intermediary, as applicable, provides average cost basis reporting to assist Customers in the preparation of income tax returns. For covered securities, JPMS or Financial Intermediary, as applicable, will apply average cost basis reporting if the Customer makes the required election. Forms 1099-B will reflect average cost basis in such cases.

c.	Dividend and Distribution Reporting.

(i)  For annual tax reporting purposes, Fund Company shall inform JPMS by January 15 of the portion of each Fund’s distributions that are taxable for the previous calendar year that include dividends, capital gains, and tax reclassifications (including returns of capital); and by February 15, the portion of each Fund’s distributions for the previous calendar year that include qualifying dividend income, foreign source income, tax exempt income by state of origin or return capital, U.S. government obligation interest and relevant state asset percentages, creditable and non-creditable foreign tax dividends eligible for the corporate dividends received deductions, and redemption proceeds. In addition, Fund Company is responsible for identifying, and informing JPMS concerning, any portion of any dividends and other distributions and payments attributable to any Fund gain or portfolio interest earned after the close of Fund Company’s tax year that are not subject to tax withholding if paid to non-United States persons.

(ii) JPMS or Financial Intermediary, as applicable, shall prepare and file with the appropriate governmental agencies, such information, returns, and reports as are required to be so filed under applicable federal or state law, rule, or regulation for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments; and (iii) gross proceeds of sales transactions.

d.	Reorganization Activities.

(i) Fund Closure Notification. If a Fund will be closed to new or subsequent purchases by shareholders (“Fund Closure”), Fund Company with notify, JPMS as soon as required by applicable law.

(ii) Mergers, Splits and other Reorganization Activities. Upon notice from Fund Company as set forth in this Section 9.d.(ii), JPMS shall effect mergers, splits, reverse splits and other corporate actions and reorganization activities (except with respect to Fund Closure under paragraph (i) above) of a Fund for Customers (each a “Fund Event”). The notice must state the record date and type of Fund Event, and must be received by JPMS at least seven Business Days prior to the record date of the Fund Event. By 6:00 p.m. Eastern Time on the effective date of such Fund Event, Fund Company shall provide all relevant information related to the Fund Event, including, for example and as applicable, factors, field inputs, the ratio of a split, and factor of merged shares. If no notice is provided, JPMS will work with Principal Underwriter and Fund Company to process the current day’s activity as if the Fund Event were reflected in the Account.

e. Share Lot Conversion. As to any share lot of a Fund with a CDSC held in an Account for which the contingency period has lapsed or with respect to other interclass conversions permitted by the Fund, the parties agree to cooperate to convert such shares into shares of another series of the Fund or another Fund, as applicable, based on information provided under this Agreement by Fund Company and/or Principal Underwriter for such conversions and shared through NSCC, unless otherwise determined by JPMS and consented to by Fund Company.

f.	Price, Distribution Rate and Errors.

(i) In the event adjustments are required to correct any error in the computation of the NAV of a Fund’s shares, in the distribution rate for a Fund’s shares, or otherwise, Fund Company shall notify JPMS upon discovering the need for such adjustments. Notification may be made orally, but must be confirmed in writing.

(ii) JPMS and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such agreement is reached.

(iii) If a Customer has received cash or Shares in excess of that to which they are entitled, JPMS shall use commercially reasonable efforts to recapture such excess amount and repay it to the Fund. In no event, however, shall JPMS be liable to Principal Underwriter or the Fund for any such amounts, unless the error was directly caused by JPMS.

(iv) If a Customer has received cash or Shares less than that to which they are entitled, Principal Underwriter shall make all necessary adjustments to the number of Shares owned by the Customer and/or distribute to JPMS any and all amounts of underpayment. JPMS shall then credit the appropriate amount of such Shares or payment to the Customer.

(v) For purposes of making adjustment, including the collection of overpayments, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through a Financial Intermediary. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.

g. Breakpoint Eligibility Corrections. In the event that JPMS notifies Principal Underwriter or Fund Company of a failure of conditions on a breakpoint discount given a Customer on a purchase Order, Principal Underwriter and Fund Company agree to work with JPMS to correct such Account, recover the applicable sales charge from such Customer for the Fund, and pay to JPMS the broker’s concession due from it.

h. Redemptions in Kind. Fund Company represents that each Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. For purposes of complying with the Fund’s election or Form N-18F-1, Fund Company agrees that it will treat as a “shareholder” each shareholder that holds Fund shares through the Account, provided that JPMS provides to Fund Company, upon request, the name or account number, number of Fund shares and other relevant information for each such shareholder. Fund Company acknowledges that treatment of JPMS as the sole shareholder of Fund shares held in the Account for purposes of applying the limits in Rule, 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund’s election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through the Account.

10.	Operational Processing of Rule 12b-1 Fees

a.	JPMS, as disbursement agent, shall collect and disburse 12b-1 fees in accordance with the terms and conditions of any applicable selling or distribution agreement (or other similar agreement) and the relevant Fund’s prospectus.

b.	12b-1 payments shall be computed monthly by JPMS and paid by Fund Company, in arrears by wire transfer, Within 30 days after receipt by Fund Company of an invoice from JPMS.

c.	For the avoidance of doubt, payment to JPMS under this Agreement are solely for the Services listed in Exhibit B and not for distribution-related services.

11.	Shareholder Information (Rule 22C-2) Procedures.

a. Agreement to Provide Information. JPMS agrees to provide Fund Company, promptly upon written request, the taxpayer identification number (“TIN”) of all shareholder(s) who have purchased, redeemed, transferred, or exchanged Fund Shares held through an Account with JPMS during the period covered by the request, and the amount and date of such shareholder purchases, redemptions, transfers, and exchanges. To the extent practicable, the format for any transaction information provided by Fund Company will be consistent with the NSCC Standardized Data Reporting Format.

(i) Indirect Intermediaries. JPMS agrees to use best efforts to determine, promptly upon request, whether any other person that holds Fund Shares through JPMS is itself a financial intermediary (as such term is defined in Rule 22c-2) (“indirect intermediary”) and, upon further request, to: (i) provide (or arrange to have provided) Fund Company or its designee the requested information regarding shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit further purchases of Fund Shares by such indirect intermediary on behalf of itself or other persons.

(ii)  Limitations on Use of Information. Fund Company and Principal Underwriter agree to use the information received solely for the purpose of investigating compliance with the policies established by Fund Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds, and in no event for marketing or any other similar purpose without JPMS’s prior written consent.

b. Agreement to Restrict Trading. JPMS agrees to execute written instructions from Fund Company or its designee to restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by Fund Company or its designee as having engaged in transactions in Fund Shares (directly or indirectly through an indirect intermediary account established and maintained by JPMS) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

c. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, the NSCC Bin Number and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) to which the instruction relates.

JPMS Omnibus Clearing Template – August 2017